Exhibit 10.34
Summary of Director Compensation Plan
Effective as of January 1, 2006
     In an effort to attract and retain well-qualified directors, the board of directors (the “Board”) of Triad Guaranty Inc. (“Triad”) has approved a plan of compensation for the Triad non-employee directors (the “Plan”). A summary of the material terms of the Plan is as follows:
Directors
•	Each non-employee director shall receive an annual retainer of $95,000, comprised of $30,000 in cash paid in four quarterly installments and $65,000 paid in restricted stock following Triad’s annual meeting of stockholders. The restricted stock shall vest as follows: 60% upon the first anniversary of issuance, 20% upon the second anniversary of issuance and 20% upon the third anniversary of issuance.

•	Restricted stock issued to directors shall continue to vest in accordance with the terms of the grant upon a director’s departure from the Board unless the departure is for cause, in which case all unvested stock shall be forfeited.
Non-executive Chairman of the Board
•	A non-executive Chairman of the Board shall receive an annual retainer of $225,000, comprised of $112,500 in cash paid in four quarterly installments and $112,500 paid in restricted stock following Triad’s annual meeting of stockholders. The restricted stock shall vest as follows: 60% upon the first anniversary of issuance, 20% upon the second anniversary of issuance and 20% upon the third anniversary of issuance.

•	The Compensation Committee reserves the right to recommend a discretionary payment in the event that the non-executive Chairman of the Board performs services beyond those traditionally performed by others serving in the same capacity.

•	Restricted stock issued to directors shall continue to vest in accordance with the terms of the grant upon a director’s departure from the Board unless the departure is for cause, in which case all unvested stock shall be forfeited.
Chairpersons and Members of Committees of the Board
•	The Audit Committee Chairperson shall receive $15,000 per year for his/her service in such capacity. Chairpersons of other Standing Committees shall receive $7,500 per year for their service in such capacities.

•	Audit Committee members shall receive $2,500 per meeting attended up to a maximum of eight meetings per year. Other Standing Committee members shall receive $1,500 per meeting attended up to a maximum of four meetings per year. The Compensation Committee reserves the right to recommend the payment of additional fees per meeting in the event that additional attendance is required.
Reimbursement of Expenses
•	All reasonable expenses incurred by non-employee directors or Committee members in their capacity as such shall be reimbursed by Triad.